Exhibit 5.1
200 E. Randolph Street, Suite 3300
Chicago, IL 60601
May 28, 2026
Kemper Corporation
200 E. Randolph Street, Suite 3300
Chicago, IL 60601
Ladies and Gentlemen:
I have acted as counsel to Kemper Corporation (the “Company”) in connection with the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an additional 1,000,000 shares of common stock, $0.10 par value per share, of the Company (the “Common Stock”) which may be issued to participants under the Kemper Corporation 2026 Inducement Plan (the “Plan”).
On May 6, 2026 (the “Effective Date”), the Board of Directors of the Company approved the Plan. Under the Plan, up to 1,000,000 total shares of Common Stock (the “Registered Shares”) may be issued in accordance with New York Stock Exchange Listing Rule 303A.08, or any successor rule relating to inducement awards.
I have examined the Plan and such other records, documents, and matters of law and satisfied myself as to such matters of fact as I have deemed relevant for purposes of this opinion. In rendering this opinion, I have assumed without investigation that the information supplied to me by the Company and its employees and agents is accurate and complete.
Based upon and subject to the foregoing, I am of the opinion that, assuming that (i) the Registration Statement becomes effective under the Securities Act, (ii) the Registered Shares will be issued in accordance with the terms of the Plan and in the manner described in the Registration Statement and (iii) certificates representing the Registered Shares have been duly executed, countersigned by the Company’s transfer agent/registrar and delivered on behalf of the Company against payment of the full consideration for the Registered Shares in accordance with the terms of the Plan (assuming in each case the consideration received by the Company is at least equal to $0.10 par value per share) or, if any Registered Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Registered Shares to the person entitled thereto against payment of the full consideration for the Registered Shares in accordance with the terms of the Plan (assuming in each case the consideration received by the Company is at least equal to $0.10 par value per share), the Registered Shares to be issued to participants under the Plan will be validly issued, fully paid, and non-assessable when so delivered pursuant to and in accordance with the terms and conditions of the Plan.
The opinions expressed herein are limited solely to the General Corporation Law of the State of Delaware. I express no opinion on the laws of any other jurisdiction or the applicability or effect of any such laws or principles. I do not find it necessary for purposes of this opinion, and accordingly do not purport herein, to cover the application of the federal laws of the United States of America or any state securities or “Blue Sky” laws to the delivery of the Registered Shares to the participants pursuant to and in accordance with the terms and conditions of the Plan.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me included in and made a part of the Registration Statement.
Sincerely,
/s/ Baird S. Allis
Baird S. Allis
Associate General Counsel